                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            LCC INTERNATIONAL, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           [LCC INTERNATIONAL LOGO]

                            LCC INTERNATIONAL, INC.
                            7925 JONES BRANCH DRIVE
                                MCLEAN, VA 22102

                                                                  April 30, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of LCC International, Inc., to be held on Tuesday, May 25, 1999 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102.

     At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of the Board of Directors, which consists of five members; (ii) the ratification of the appointment of KPMG LLP as the Company's independent auditors; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, proxy statement and form of proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

     Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 1999 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed proxy card as soon as possible.

                                          Sincerely,
                                          /s/ Dr. Rajendra Singh

                                          DR. RAJENDRA SINGH
                                          Interim President and Chief Executive
                                          Officer

                           [LCC INTERNATIONAL LOGO]

                            LCC INTERNATIONAL, INC.
                            7925 JONES BRANCH DRIVE
                             MCLEAN, VIRGINIA 22102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of LCC International, Inc. (the "Company") will be held on Tuesday, May 25, 1999 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, to consider and act upon the following proposals:

          1. To elect the Board of Directors, which consists of five members;

          2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Class A Common Stock and Class B Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the Company's stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at the Company's offices.

                                          By Order of the Board of Directors
                                          /s/ Peter A. Deliso

                                          PETER A. DELISO
                                          Secretary

McLean, Virginia
April 30, 1999

                            LCC INTERNATIONAL, INC.
                            7925 JONES BRANCH DRIVE
                             MCLEAN, VIRGINIA 22102

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1999

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement and the accompanying Notice of Annual Meeting and form of Revocable Proxy are being furnished, on or about April 30, 1999, to the stockholders of LCC International, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 25, 1999 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, and any adjournment thereof.

     The purpose of the Annual Meeting is (i) to elect the Board of Directors, which consists of five members; (ii) to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: (i) FOR THE ELECTION OF FIVE DIRECTORS TO THE BOARD OF DIRECTORS; AND (ii) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at its Annual Meeting.

     The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. The Company has retained D.F. King & Co., Inc. to solicit proxies on its behalf for a fee of approximately $3,500. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

     The securities which can be voted at the Annual Meeting consist of shares of Class A Common Stock, par value $.01 ("Class A Common Stock"), and Class B Common Stock, par value $.01 ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of the Company. Each outstanding share of Class A Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. Each outstanding share of Class B Common Stock entitles its owner to ten votes on each matter as to which a vote is taken at the Annual Meeting. The close of business on March 30, 1999 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the Record Date was 7,200,648 and 8,460,984, respectively. The presence, in person or by proxy, of shares of Common Stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by the Company's Secretary and Controller, who have been appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Under Delaware corporate law and the Company's Amended and Restated Bylaws (the "Bylaws"), directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or the Company's Restated Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes are not included as votes cast and accordingly will be excluded from the total number of votes upon which a majority is based. Thus, votes to abstain and broker non-votes will have no effect on the vote tabulation for such proposals.

     The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                            ------------------------

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                            ------------------------

              CERTAIN BACKGROUND INFORMATION REGARDING THE COMPANY

     The Company's business commenced in 1983 in a corporation named LCC Incorporated (presently named Cherrywood Holdings, Inc. ("Cherrywood")), a Kansas corporation organized in 1983 and wholly owned by Dr. Rajendra and Neera Singh and certain Singh family trusts. In 1994 Cherrywood transferred the business to Telcom Ventures, L.L.C. ("Telcom Ventures"), a Delaware limited liability company, for a 75% interest in Telcom Ventures. At the same time, certain entities formed by The Carlyle Group, a Washington, D.C.-based investment group (the "Carlyle Investors"), acquired a 25% interest in Telcom Ventures in consideration of a cash contribution. Telcom Ventures then formed LCC, L.L.C. (the "Limited Liability Company"), a Delaware limited liability company, and transferred the business to the Limited Liability Company in exchange for a 99% interest in the Limited Liability Company. Cherrywood and TC Group, L.L.C., an affiliate of the Carlyle Investors ("TC Group"), received direct interests of 0.75% and 0.25%, respectively, in the Limited Liability Company. LCC International, Inc. was formed in June 1996 for the purpose of effecting an initial public offering of equity securities which was accomplished by the merger of the Limited Liability Company with and into LCC International, Inc. (the "Merger") in connection with the initial public offering of LCC International, Inc.'s Class A Common Stock (the "Offering"). Prior to the Merger, Telcom Ventures transferred its interest in the Limited Liability Company to RF Investors, L.L.C. ("RF Investors"), a Delaware limited liability company of which Telcom Ventures owns 99% and Cherrywood and TC Group own 0.75% and 0.25%, respectively. Since the Offering, Cherrywood and TC Group have transferred to RF Investors the shares of the Company which they received as a result of the Merger.

     Unless the context indicates or requires otherwise, references in this Proxy Statement to the "Company" are to its predecessor entities and their respective subsidiaries prior to the Merger and to LCC International, Inc. and its subsidiaries after the Merger.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 23, 1999 by (i) each director (and director nominee), (ii) the Chief Executive Officers that served during 1998, each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998, and two other individuals who would have been among the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998 except that they were not serving as an executive officer at the end of fiscal year 1998 (the "Named Executive Officers"), (iii) all persons known to the Company to be beneficial owners of more than 5% of its outstanding Class A or Class B Common Stock and
(iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the Securities and Exchange Commission (the "Commission") or information provided to the Company by such persons. Under the rules of the Commission, a person is deemed a "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

                                                             NUMBER OF SHARES
                                                      -------------------------------     PERCENT OF
                                                        NUMBER OF        NUMBER OF       COMMON STOCK
             NAME, ADDRESS AND TITLE(1)               CLASS A SHARES   CLASS B SHARES     OUTSTANDING
             --------------------------               --------------   --------------   ---------------
RF Investors, L.L.C.(2)(3)(4).......................       28,411        8,460,984           54.3%
Telcom Ventures, L.L.C.(5)
Cherrywood Holdings, Inc.(5)
     211 North Union Street
     Alexandria, Virginia 22314
MCI Telecommunications Corporation(6)(7)............    2,841,099               --           15.4%
     1801 Pennsylvania Ave., N.W
     Washington, DC 20006
Pilgrim Baxter & Associates, Ltd.(8)................      515,000               --            3.3%
     825 Duportail Road
     Wayne, PA 19087
Wellington Management Company, LLP(9)...............    1,383,000               --            8.8%
     Wellington Trust Company, NA (9)
     75 State Street
     Boston, Massachusetts 02109
Advantus Capital Management(10).....................      421,500               --            2.7%
     The Minnesota Mutual Life Insurance Company
     (10)
     MIMLIC Asset Management Company(10)
     400 Robert Street North
     St. Paul, MN 55101
Dr. Rajendra Singh, Chairperson of the Board of            68,411        8,665,984           55.1%
  Directors and Interim President and Chief
  Executive Officer(2)(3)(4)(5)(11).................
     c/o Telcom Ventures, L.L.C
     211 North Union Street
     Alexandria, Virginia 22314
Neera Singh, Director(2)(3)(4)(5)(11)...............       68,411        8,665,984           55.1%
     c/o Telcom Ventures, L.L.C
     211 North Union Street
     Alexandria, Virginia 22314

                                                             NUMBER OF SHARES
                                                      -------------------------------     PERCENT OF
                                                        NUMBER OF        NUMBER OF       COMMON STOCK
             NAME, ADDRESS AND TITLE(1)               CLASS A SHARES   CLASS B SHARES     OUTSTANDING
             --------------------------               --------------   --------------   ---------------
Mark D. Ein, Director(12)...........................       61,000               --             .4%
     c/o The Carlyle Group
     1001 Pennsylvania Ave., N.W
     Washington, DC 20004
Dr. Arno A. Penzias, Director(13)...................       25,667               --             .2%
     c/o Lucent Technologies/Bell Labs
     700 Mountain Ave
     Murray Hill, NJ 07974-0636
Steven J. Gilbert, Director.........................       25,000               --             .2%
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
NAMED EXECUTIVE OFFICERS AS OF 12/31/98:
J. Michael Bonin, Senior Vice President, Field             31,000               --             .2%
  Measurement Systems(14)...........................
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
Richard Hozik, Senior Vice President, Chief                55,800               --             .4%
  Financial Officer and Treasurer(15)...............
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
Donald R. Rose, Senior Vice President and Chief           507,155               --            3.1%
  Operating Officer(16).............................
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
Stuart P. Lawson, Vice President, Controller and            8,779               --               *
  Assistant Secretary(17)...........................
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
FORMER NAMED EXECUTIVE OFFICERS
Dr. Geoffrey S. Carroll, Director (18)..............      195,000               --            1.2%
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
Piyush Sodha(19)....................................           --               --               *
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102

                                                             NUMBER OF SHARES
                                                      -------------------------------     PERCENT OF
                                                        NUMBER OF        NUMBER OF       COMMON STOCK
             NAME, ADDRESS AND TITLE(1)               CLASS A SHARES   CLASS B SHARES     OUTSTANDING
             --------------------------               --------------   --------------   ---------------
Gerard L. Vincent(20)...............................          400               --               *
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
Frank F. Navarrete(21)..............................       47,100               --             .3%
     c/o LCC International, Inc.
     7925 Jones Branch Drive
     McLean, Virginia 22102
All Directors and Executive Officers as a                 880,812        8,665,984           57.4%
  Group (22)........................................

---------------
  *  Less than 0.1%.

 (1) Unless otherwise noted, the Company believes that each of the stockholders has sole voting and dispositive power with respect to the shares of Common Stock owned by it, him or her.

 (2) Includes the 85,233 shares of Class B Common Stock received by Cherrywood and the 28,411 shares of Class A Common Stock received by TC Group as a result of the Merger. These shares were transferred to RF Investors in April 1997. Cherrywood and TC Group hold 0.75% and 0.25%, respectively, of the outstanding equity interests of RF Investors. The remaining 99% is held by Telcom Ventures.

 (3) Represents all outstanding shares of the Class B Common Stock.

 (4) On January 28, 1999, the Company issued its promissory note in the principal amount of $5,000,000 to Telcom Ventures. The promissory note is due on April 30, 2000 or upon the occurrence of certain events such as the sale of all or substantially all of the assets of the Company and bears simple interest at a rate of 9% per annum. The promissory note is convertible, in whole but not in part, into shares of Class A Common Stock on or after August 1, 1999 at the option of the Company or Telcom Ventures at a rate of 1 share for every $6.22 of outstanding principal and interest converted, subject to adjustment. See note (5) below.

 (5) Telcom Ventures is owned 75% by Cherrywood and 25% by certain entities formed by the Carlyle Investors. Cherrywood is owned by Dr. Rajendra Singh, Neera Singh and certain Singh Children Family Trusts. Dr. Rajendra Singh and Neera Singh are the executive officers of Cherrywood and its sole directors.

 (6) Consists entirely of shares which may be acquired within 60 days upon exchange of the Company's outstanding indebtedness to MCI
     Telecommunications ("MCI"). See "Certain Relationships and Related Transactions -- The Exchangeable Notes."

 (7) Represents 28.3% of the outstanding shares of the Class A Common Stock (assumes conversion of 100% of convertible subordinated debt).

 (8) Represents 7.2% of the outstanding shares of the Class A Common Stock.

 (9) Represents 19.3% of the outstanding shares of Class A Common Stock. Wellington Trust Company, NA is a wholly owned subsidiary of Wellington Management Company, LLP. According to the individual Forms 13-G filed on December 31, 1998 by each of Wellington Management Company, LLP and Wellington Trust Company, Wellington Trust Company is the beneficial owner and has the shared power to dispose or direct the disposition of 675,000 shares of Class A Common Stock.

(10) Represents 5.9% of the outstanding shares of the Class A Common Stock. Advantus Capital Management, Inc., an investment advisor registered under the Investment Advisers Act of 1940, is a wholly owned subsidiary of MIMLIC Asset Management Company, which is a wholly owned subsidiary of The Minnesota Mutual Life Insurance Company. The Minnesota Mutual Life Insurance Company and

     MIMLIC Asset Management Company, through their control of Advantus Capital Management, Inc., each has the sole power to vote and to dispose of the shares owned by persons advised by Advantus Capital Management, Inc.

(11) Includes 205,000 shares which may be acquired within 60 days pursuant to options granted, or to be granted, to Dr. Rajendra Singh and Neera Singh pursuant to the Directors Plan.

(12) Includes 40,000 and 20,000 shares which may be acquired within 60 days pursuant to options granted under the Directors Plan and the Employee Plan, respectively. Mr. Ein is a Principal of The Carlyle Group, an affiliate of the Carlyle Investors. Mr. Ein disclaims beneficial ownership of the shares of Common Stock owned indirectly by the Carlyle Investors through their 25% ownership of Telcom Ventures and any shares of stock issuable upon the exercise of stock options granted to TC Group in connection with the Offering.

(13) Includes 16,667 shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan, and 9,000 shares held by this director's wife.

(14) Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(15) Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(16) Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(17) Includes 7,223 shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(18) Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under a resignation agreement. See "Employment Agreements" below. Dr. Carroll served as the Company's President and Chief Executive Officer from January 15, 1998 to October 5, 1998, and is currently a director of the Company. Dr. Carroll has not been nominated for reelection at the Annual Meeting, and, therefore, his term as director will terminate on the date of the Annual Meeting.

(19) Mr. Sodha resigned as the Company's President and Chief Executive Officer on January 19, 1998.

(20) Mr. Vincent served as Group Vice President, Services until August 31, 1998.

(21) Includes 46,500 shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan and 200 shares held by Mr. Navarrete's son. Mr. Navarrete served as Senior Vice President, Business Development until April 15, 1999. He ceased being an executive officer of the Company on April 14, 1998.

(22) Does not include former executive officers. Includes (i) the shares held by RF Investors, (ii) shares which may be acquired within 60 days pursuant to options granted pursuant to the Employee Plan and the Directors Plan, as described in the footnotes to this table, (iii) 1,500 shares held by Peter
     A. Deliso, Vice President, Corporate Affairs, General Counsel and Secretary and (iv) 46,500 shares which may be acquired by Mr. Deliso within 60 days pursuant to options granted under the Employee Plan.

                             MATTERS TO BE ACTED ON

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board of Directors consists of five members. At the Annual Meeting, five directors will be elected, each to serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until such director's earlier death, resignation or removal.

     Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES FOR
                                   DIRECTORS.

INFORMATION AS TO NOMINEES

     Set forth below is certain information with respect to the nominees of the Board of Directors for election as directors at the Annual Meeting.

                NAME                  AGE                      POSITION
                ----                  ---                      --------
Mark D. Ein.........................  34    Director
Steven J. Gilbert...................  51    Director
Dr. Arno A. Penzias.................  66    Director
Dr. Rajendra Singh..................  44    Chairperson of the Board of Directors and
                                            Interim President and Chief Executive Officer
Neera Singh.........................  40    Director

     Mark D. Ein. Mark D. Ein has served as a Director of the Company since January 1994. He is a member of the Audit and Compensation Committees and the Chairperson of the Audit Committee. Mr. Ein is a Principal of The Carlyle Group, a private investment firm and an affiliate of the Carlyle Investors. Mr. Ein is currently a director of Telcom Ventures, L.L.C., RF Investors, L.L.C., and various private companies. Mr. Ein worked for Brentwood Associates, a private equity investment firm, from 1989 to 1990, and for Goldman, Sachs & Co. from 1986 to 1989.

     Steven J. Gilbert. Steven J. Gilbert is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion dollar private equity fund, a Director of NFO Worldwide, Inc., an international research company. From 1992 to 1997 he was the Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992 he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now Chase Capital), which he founded. Mr. Gilbert has 29 years of experience in private equity investing, investment banking and law. Mr. Gilbert has practiced law at Goodwin Procter & Hoar in Boston, Massachusetts, and he was an associate in corporate finance at Morgan Stanley & Co. from 1972 to 1976, a Vice President of Wertheim & Co., Inc. from 1976 to 1978 and a Managing Director of E. F. Hutton International from 1978 to 1980. Mr. Gilbert is also currently a director of NFO Worldwide, Inc., an international research company, Terra Nova Insurance (Bermuda) Co. Ltd., a reinsurance company, Veritas, Inc., a worldwide seismic company, Star City Holdings, Ltd., an Australian gaming concern, and One Tel Ltd., an Australian wireless telephone and ISP company.

     Dr. Arno A. Penzias. Dr. Arno A. Penzias has been a Director of the Company since July 1996. He is a member of the Audit and Compensation Committees and the Chairperson of the Compensation Committee. Dr. Penzias currently is Senior Technology Advisor of Lucent Technologies, Bell Labs Innovations. From 1995 until 1996, Dr. Penzias was Vice President and Chief Scientist of AT&T Bell Laboratories. From 1981 through 1995, he was Vice President, Research of AT&T Bell Laboratories. As a scientist, Dr. Penzias is best known for his contributions to astrophysics, which earned him the Nobel Prize for Physics in 1978. Dr. Penzias also is currently a member of the Board of Directors of WarpSpeed Communications, Inc., a communications service company, Arthur D. Little, Inc., a consulting company, and several private companies.

     Dr. Rajendra Singh. Dr. Rajendra Singh is the Chairperson of the Board of the Directors, Interim President and Chief Executive Officer, member of the Compensation Committee and co-founder of the Company. Dr. Singh was President of the Company from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, and was Treasurer from January 1994 until January 1996. Dr. Singh is also Chairman of the Members Committee of Telcom Ventures L.L.C. and of RF Investors, L.L.C. Dr. Singh is married to Neera Singh, a Director and, until September 1996, an executive officer, of the Company. Dr. Singh is also a principal owner of Cherrywood Holdings, Inc. Dr. Singh is also a director of Teligent, Inc., a wireless local access provider.

     Neera Singh. Neera Singh is a co-founder of the Company and has been a Director of the Company since its inception. Ms. Singh served as Vice President of the Company from its formation in 1983 to October 1991 and Executive Vice President from January 1994 until September 1996. Ms. Singh also served as Co-Chairperson of the Company from January 1995 until September 1996. Ms. Singh is a member of the Audit Committee. Ms. Singh is a member of the Members Committee of Telcom Ventures, L.L.C. and RF Investors, L.L.C. Ms. Singh is married to Dr. Rajendra Singh, a Director and former executive officer of the Company. Ms. Singh is also a principal owner of Cherrywood Holdings, Inc.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Company's Bylaws also permit stockholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of the Company and include certain information specified in
Section 3.4 of the Company's Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. The Bylaws also permit stockholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of the Company. To be timely for the Annual Meeting, notice must have been delivered to, or mailed to and received at, the principal executive offices of the Company no later than December 19, 1998. No such nominations or proposals have been received in connection with the Annual Meeting.

     The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Audit Committee is comprised of Mr. Ein, Dr. Penzias and Ms. Singh; Mr. Ein is Chairperson of the Committee. The Audit Committee examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors' letter to management concerning the effectiveness of the Company's internal financial and accounting controls. The Audit Committee held one meeting during the year ended December 31, 1998.

     The Compensation Committee is comprised of Mr. Ein, Dr. Penzias and Dr. Singh; Dr. Penzias is Chairperson of the Committee. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation, considers and makes recommendations to the Board of Directors with respect to general compensation matters and policies and employee benefit and incentive plans and administers the Company's stock option plans, grants stock options under such stock option plans and exercises all other authority granted to it to administer such stock option plans. The Compensation Committee met four times during the year ended December 31, 1998 and it took action by unanimous written consent on one other occasion.

     During the year ended December 31, 1998, the Board of Directors held five meetings and took action by unanimous written consent on one other occasion. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the period on which he or she served.

COMPENSATION OF DIRECTORS

     The Company has entered into an agreement with one of its directors, Dr. Arno A. Penzias, pursuant to which the Company has agreed to compensate Dr. Penzias for his services as a director as follows: (i) an annual fee of $20,000,
(ii) a fee of $1,000 for each meeting of the Board of Directors he attends,
(iii) an annual fee of $2,000 for each Committee on which he serves (he presently serves on the Audit and Compensation Committees), and (iv) an annual fee of $3,000 for any committee which he chairs (he presently chairs the Compensation Committee). The Company paid Dr. Penzias a total of $37,000 pursuant to this agreement during the year ended December 31, 1998.

     The Company has entered into a Resignation Agreement with Dr. Geoffrey S. Carroll, under which Dr. Carroll is receiving compensation for advisory services provided to the Company. See "Employment Agreements" below. Dr. Carroll receives no compensation in his capacity as a director of the Company.

DIRECTORS PLAN

     The Directors Plan provides for the "formula" grant of options to directors who are not officers or employees of the Company and authorizes the issuance of up to 140,000,000 shares of Class A Common Stock and 250,000 shares of Class B Common Stock. The option exercise price for options granted under the Directors Plan is 100% of the fair market value of the underlying shares on the date of the grant of the options. Under the Directors Plan, each director of the Company who is not eligible to hold shares of Class B Common Stock is granted (to the extent there are authorized shares available therefor) an initial option to purchase 10,000 shares of Class A Common Stock in connection with the Offering or on later commencement of service and may thereafter be granted additional options to purchase shares of Class A Common Stock upon authorization thereof by the Board of Directors. Each Eligible Director who is eligible to hold shares of Class B Common Stock is granted (to the extent there are authorized shares available therefor) an initial option to purchase 35,000 shares of Class B Common Stock in connection with the Offering or on later commencement of service, and an additional option to purchase 22,500 shares of Class B Common Stock as of each of the next four annual meetings of the stockholders of the Company if the Eligible Director continues to be an Eligible Director.

     On May 19, 1998, each of Dr. and Mrs. Singh received options to purchase 22,500 shares of Class B Common Stock pursuant to the Directors Plan at an exercise price of $18.25, the fair market value on the date of grant. The options granted to the Singhs have a term of five years and vested immediately upon their grant. Also on May 19, 1998, Dr. Penzias received an option to purchase 10,000 shares of Class A Common Stock pursuant to the Directors Plan at an exercise price of $18.25 per share, the fair market value on the date of grant. The options granted to Dr. Penzias vest in equal installments on each of the first three anniversaries of the date of grant and are for a term of ten years.

     On February 12, 1999, Steven J. Gilbert received an option to purchase 10,000 shares of Class A Common Stock pursuant to the Directors Plan at an exercise price of $5.094 per share, the fair market value on the date of grant. The option granted to Mr. Gilbert vest in equal installments on each of the first three anniversaries of the date of grant and are for a term of ten years.

EMPLOYEE PLAN

     The Employee Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code to employees of the Company or any of its subsidiaries, as well as the grant of non-qualifying options to employees and any other individuals whose participation in the Employee Plan is determined to be in the best interest of the Company. The Employee Plan authorizes the issuance of up to 4,725,000 of Class A Common Stock pursuant to options granted under the Employee Plan. The option exercise price for incentive stock options granted under the Employee Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Employee Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any year. The maximum number of shares of Class A Common Stock subject to options that can be awarded under the Employee Plan to any person is 1,000,000 shares.

     No directors received stock options under the Employee Plan in 1998.

                                   MANAGEMENT

     The executive officers of the Company, and their respective ages as of April 30, 1999, are as follows:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Dr. Rajendra Singh....................  44    Interim President and Chief Executive
                                              Officer
Richard Hozik.........................  48    Senior Vice President, Chief Financial
                                              Officer and Treasurer
J. Michael Bonin......................  42    Senior Vice President, Field
                                              Measurement Systems
Michael S. McNelly....................  48    Senior Vice President, Consulting
                                              Services -- Telecom Services
Donald R. Rose........................  43    Senior Vice President and Chief
                                              Operating Officer
Peter A. Deliso.......................  38    Vice President, Corporate Affairs,
                                              General Counsel and Secretary
Stuart P. Lawson......................  43    Vice President, Controller and
                                              Assistant Secretary

     DR. RAJENDRA SINGH.  See "Information as to Nominees" above.

     RICHARD HOZIK. Richard Hozik has been Senior Vice President and Chief Financial Officer of the Company since November 1995 and Treasurer since January 1996. From October 1992 to October 1995, Mr. Hozik was employed by the J.E. Robert Companies, a privately held real estate investment and management company, where he held the position of Senior Vice President and Chief Financial Officer. From April 1992 to September 1992, Mr. Hozik was the Managing Partner of Hozik & Associates, a management consulting firm. From March 1982 to March 1992, Mr. Hozik was with GRC International, Inc. (formerly Flow General Inc.) ("GRC"), a publicly traded international technology-based products and services company, where he served as Vice President, Treasurer and Chief Financial Officer of GRC and President and Chief Executive Officer of its Biomedical Group. From 1973 to 1982, Mr. Hozik was with the international public accounting firm of Arthur Andersen LLP.

     J. MICHAEL BONIN. J. Michael Bonin became Senior Vice President of the Company's Field Measurement Systems Group in August of 1998. Prior his present role, Mr. Bonin was a Senior Vice President in charge of Hardware Products. From July 1993 until January 1997 he was Vice President, Hardware Products, of the Company. From 1989 until 1993 he was Director of Hardware Products of the Company. Prior to joining the Company in 1989, Mr. Bonin was Vice President and General Manager of T-Line Services, Inc., a digital microwave communications firm in San Francisco, California. Prior thereto, from 1985 to 1987,

Mr. Bonin was principal and founder of a start-up manufacturing division for an international optical laser company in Irvine, California.

     MICHAEL S. MCNELLY. As Senior Vice President of Telecom Services and former President and Chief Executive Officer of Koll Telecommunication Services ("KTS"), Mike McNelly is primarily responsible for the ongoing development of LCC's network implementation group domestically and the launching of the group internationally. Prior to founding KTS, Mr. McNelly served as the Executive Vice President of Engineering and Operations for Los Angeles Cellular Telephone Company ("LA Cellular"). Before joining LA Cellular, Mr. McNelly was the Vice President and General Manager for PacTel Development Corporation. Mr. McNelly started his telecommunication industry career in 1981 as a member of the Allnet Communications microwave engineering team and advanced there to the position of Director of Microwave Engineering. In 1985, he joined Cellular One - San Francisco and worked his way to the position of Vice President of Engineering and Operations.

     DONALD R. ROSE. Donald R. Rose has been Chief Operating Officer since December 1998. From March 1998 to December 1998, Mr. Rose served as Senior Vice President of the Company and was responsible for handling special projects on behalf of the Company's President and Chief Executive Officer. From July 1997 to March 1998, Mr. Rose reduced his activities and responsibilities within the Company to pursue personal interests. From August 1996 to July 1997, Mr. Rose was the Senior Vice President, Software of the Company. From October 1990 until August 1996, Mr. Rose was Senior Vice President, Engineering of the Company, and from 1987 until October 1990, he was Vice President, Engineering of the Company. Before joining the Company, Mr. Rose was Senior Project Engineer of Los Angeles Cellular Telephone Co. and a Senior Engineer of Moffet, Larson & Johnson, P.C., a telecommunications consulting firm.

     PETER A. DELISO. Peter A. Deliso has been the Company's General Counsel since June 1994 and Vice President, Corporate Affairs, and Secretary since January 1996. From late 1989 until January 1994, Mr. Deliso served as Corporate Counsel for Mobile Telecommunication Technologies Corp. ("Mtel") and its various domestic and international subsidiaries. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.

     STUART P. LAWSON. Stuart P. Lawson has been Vice President, Controller and Assistant Secretary of the Company since July 1997. From March 1996 until July 1997, Mr. Lawson was Corporate Controller of the Company. From 1992 until 1996, Mr. Lawson served as Chief Financial Officer of the Kramer Junction Company, a provider of operations and maintenance, management and consulting services to the solar-thermal industry. From 1981 until 1992, with the exception of the period from the middle of 1987 to the end of 1988, Mr. Lawson was with the international public accounting firm of Arthur Andersen LLP. From the middle of 1987 to the end of 1988, Mr. Lawson served as the Assistant Corporate Controller of the Clark Construction Group.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Named Executive Officers for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                                         LONG-TERM COMPENSATION AWARDS
                                                           ----------------------------------------------------------
                                    ANNUAL COMPENSATION                            SECURITIES
                                    --------------------    OTHER ANNUAL           UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION(1)       OPTIONS/SARS(#)      COMPENSATION(2)
---------------------------  ----   ---------   --------   ---------------       ---------------      ---------------
NAMED EXECUTIVE OFFICERS AS
  OF DECEMBER 31, 1998:
Dr. Rajendra Singh, Interim
  President and Chief
  Executive Officer (3)....  1998   $     --    $     --            --                 45,000            $     --
                             1997         --          --            --                 45,000                  --
                             1996         --          --            --                 70,000                  --
J. Michael Bonin, Senior
  Vice President, Field
  Measurement Systems......  1998    163,000      66,000            --                 62,000(4)            2,000
                             1997    158,000      66,000            --                     --               2,000
                             1996    139,000      40,000            --                155,000               2,000
Richard Hozik, Senior Vice
  President, Chief
  Financial Officer and
  Treasurer................  1998    187,000     100,000            --                     --               2,000
                             1997    184,000      50,000            --                     --               2,000
                             1996    174,000     121,000            --                 93,000               2,000
Donald R. Rose, Senior Vice
  President................  1998    195,000          --            --                     --               5,000
                             1997    195,000          --            --                     --               5,000
                             1996    166,000     771,000            --                757,155               5,000
Stuart P. Lawson, Vice
  President, Controller and
  Assistant Secretary......  1998    125,000      30,000            --                 28,334(5)            3,000
                             1997    115,000      28,000            --                  5,000                  --
                             1996     90,000          --            --                  5,000                  --
FORMER NAMED EXECUTIVE
  OFFICERS (INCLUDING ALL
  CHIEF EXECUTIVE
  OFFICERS):
Dr. Geoffrey S.
  Carroll(6)...............  1998    285,000          --       111,000(7)           1,170,000(8)          100,000(9)
                             1997         --          --            --                     --                  --
                             1996         --          --            --                     --                  --
Piyush Sodha(10)...........  1998     14,000          --        52,000(11)                 --                  --
                             1997    275,000     100,000            --                     --                  --
                             1996    241,000     309,000            --                535,362                  --
Gerard L. Vincent, Senior
  Vice President,
  Engineering(12)..........  1998    133,000      65,000            --                     --               5,000
                             1997    192,000      60,000            --                     --               5,000
                             1996    175,000      34,000            --                100,000               4,000
Frank F. Navarrete, Vice
  President, Business
  Development (13).........  1998    170,000      50,000            --                     --               4,000
                             1997    165,000      55,000            --                     --               4,000
                             1996    157,000      40,000            --                 77,500               3,000

---------------
 (1) All amounts are rounded to the nearest $1,000. The amount of perquisites and other personal benefits, securities or other property has been omitted with respect to each Named Executive Officer for which the applicable amount of such compensation is less than $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.

 (2) All amounts are rounded to the nearest $1,000. Includes payments by the Company for life insurance (in all cases less than $500 per individual) and contributions to the Company's 401(k) Plan.

 (3) Dr. Singh became Interim President and Chief Executive Officer on October 5, 1998 and receives no compensation for his services in that capacity. The shares underlying options consist entirely of shares underlying options granted pursuant to the Directors Plan, and include, for 1996, 1997 and 1998, options to purchase 35,000 shares, 22,500 shares, and 22,500 shares, respectively, granted in options to Neera Singh, Dr. Singh's wife, who is also a director of the Company.

 (4) Represents the unexercised portion of outstanding options originally granted to Mr. Bonin in September 1996 which were repriced, and therefore deemed to be regranted, in December 1998. See "Repricing of Options," below.

 (5) Represents an option to purchase 10,000 shares originally granted to Mr. Lawson in April, 1998 which was repriced, and therefore deemed to be regranted, in December 1998, plus options to purchase 5,000 shares originally granted in January 1997 and the unexercised portion (i.e., for 3,334 shares) of options originally granted in September 1996, all of which were repriced and therefore deemed to be regranted, in December 1998. See "Repricing of Options," below.

 (6) Dr. Carroll served as the Company's President and Chief Executive Officer from January 15, 1998 to October 5, 1998.

 (7) Represents the following perquisites for Dr. Carroll: moving expenses of approximately $41,000, temporary living expenses of approximately $15,000, apartment rent (net of reimbursements that Dr. Carroll has made under his Resignation Agreement -- See "Employment Agreements" below) of approximately $51,000, and car rental expenses of approximately $4,000.

 (8) Represents options to purchase 975,000 shares which were granted to Dr. Carroll in January 1998 upon the commencement of his employment with the Company plus options to purchase 195,000 shares which comprise the portion of the foregoing options which were not terminated, but were repriced, and therefore deemed to be regranted, at the time of the termination of Dr. Carroll's employment with the Company in October 1998. See "Repricing of Options," below.

 (9) Represents fees paid to Dr. Carroll for advisory services performed under his Resignation Agreement. See "Employment Agreements" below.

(10) Mr. Sodha resigned as the Company's President and Chief Executive Officer on January 19, 1998.

(11) This amount represents vacation payout upon termination of Mr. Sodha's employment and car allowance payments.

(12) Mr. Vincent served as Senior Vice President, Engineering from August 1996 to July 1997. He served as Group Vice President, Services from July 1997 to August 31, 1998.

(13) Mr. Navarrete served as Vice President, Business Development until April 15, 1999.

OPTION GRANTS

     The following table summarizes the individual grants of stock options made during the year ended December 31, 1998 to each of the Named Executive Officers. There are presently 4,725,000 shares of Class A Common Stock reserved for issuance under the Employee Plan.

                                                                                                      POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                                VALUE AT ASSUMED
                                --------------------------------                                         ANNUAL RATES OF
                                NUMBER OF                                                                  STOCK PRICE
                                  SHARES           % OF TOTAL                                             APPRECIATION
                                UNDERLYING       OPTIONS GRANTED                                         FOR OPTION TERM
                                 OPTIONS         TO EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   ---------------------------
             NAME                GRANTED         FISCAL YEAR (1)     PRICE ($/SH)        DATE      0%       5%         10%
             ----               ----------       ---------------   ----------------   ----------   ---   --------   ----------
Dr. Rajendra Singh (2)........    45,000                N/A            $18.25           5/19/03    $0    $226,911   $  501,373
J. Michael Bonin..............    62,000(3)            2.6%            $ 5.00            3/1/06    $0    $ 97,383   $  200,043
Richard Hozik.................        --                 --             --                   --                --
Donald R. Rose................        --                 --             --                   --                --
Stuart P. Lawson..............    10,000(4)            0.4%            $18.125          4/28/08    $0    $113,988   $  288,858
                                   3,334(5)            0.1%            $ 5.00           9/24/06    $0    $  5,750   $   13,689
                                   5,000(6)            0.2%            $ 5.00           1/15/07    $0    $  8,953   $   21,443
                                  10,000(7)            0.4%            $ 5.00           4/28/08    $0    $ 22,129   $   55,343
Dr. Geoffrey S. Carroll.......   450,000(8)           18.6%            $12.65           1/15/08    $0    $215,621   $3,714,850
                                 105,000               4.3%            $18.84           1/15/08    $0    $      0   $  216,848
                                 105,000               4.3%            $21.85           1/15/08    $0    $      0   $        0
                                 105,000               4.3%            $25.35           1/15/08    $0    $      0   $        0
                                 105,000               4.3%            $29.40           1/15/08    $0    $      0   $        0
                                 105,000               4.3%            $34.10           1/15/08    $0    $      0   $        0
                                  90,000(9)            3.7%            $12.625          10/5/99    $0    $      0   $        0
                                 105,000(9)            4.3%            $18.84           10/5/99    $0    $      0   $        0
Piyush Sodha..................        --                 --             --                   --                --
Gerard L. Vincent.............        --                 --             --                   --                --
Frank F. Navarrete............        --                 --             --                   --                --

---------------
 (1) Options granted to Dr. Singh and Neera Singh in 1998 are not included in computing percentages in the table since neither is an employee of the Company.

 (2) Dr. Singh became Interim President and Chief Executive Officer on October 5, 1998. The share underlying options granted to him during 1998 consist entirely of shares underlying options granted pursuant to the Directors Plan and include options to purchase 22,500 shares granted to Neera Singh, Dr. Singh's wife, who is also a director of the Company.

 (3) On December 11, 1998, these options, which were originally granted on September 24, 1996, were repriced from $9.70 and, therefore, deemed to be regranted. See "Repricing of Options," below.

 (4) See Note (7) to this table.

 (5) On December 11, 1998, these options, which were originally granted on September 24, 1996, were repriced from $16.00 and, therefore, deemed to be regranted. See "Repricing of Options," below.

 (6) On December 11, 1998, these options, which were originally granted on January 15, 1997, were repriced from $18.00 and, therefore, deemed to be regranted. See "Repricing of Options," below.

 (7) On December 11, 1998 these options, which were originally granted on April 28, 1998, were repriced from $18.125 and, therefore, deemed to be regranted. See "Repricing of Options," below.

 (8) These options were granted pursuant to Dr. Carroll's former employment agreement and were terminated and replaced by other options when Dr. Carroll entered into his Resignation Agreement. See note (9) to this table and "Employment Agreements" below.

 (9) Pursuant to Dr. Carroll's Resignation Agreement, these options replaced the options granted to Dr. Carroll upon commencement of his employment with the Company early in 1998. See "Employment Agreements," below.

                      OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information with respect to the Named Executive Officers regarding the exercise of options during the last fiscal year and the value of all unexercised options held at December 31, 1998:

                                                                        NUMBER OF
                                                                    SHARES UNDERLYING           VALUE OF UNEXERCISED
                                   NUMBER OF                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                SHARES ACQUIRED                     DECEMBER 31, 1998          DECEMBER 31, 1998($)(1)
                                      ON            VALUE      ---------------------------   ---------------------------
             NAME                  EXERCISE        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------------   ----------   -----------   -------------   -----------   -------------
NAMED EXECUTIVE OFFICERS AS OF
  DECEMBER 31, 1998:
Dr. Rajendra Singh (2)........           --       $       --      45,000            --           $0             $0
J. Michael Bonin..............       31,000          230,157          --        62,000            0              0
Richard Hozik.................           --               --      37,200        55,800            0              0
Donald R. Rose................           --               --     507,155            --            0              0
Stuart P. Lawson..............           --               --       3,333        15,001            0              0
FORMER NAMED EXECUTIVE
  OFFICERS:
Dr. Geoffrey S. Carroll (3)...           --               --     195,000            --            0              0
Piyush Sodha(4)...............      382,862       $2,777,000          --            --            0              0
Gerard L. Vincent (5).........           --               --          --            --            0              0
Frank F. Navarrete(6).........           --               --      31,000        46,500            0              0

---------------
(1) Based on a per share price of $3.75 on December 31, 1998.

(2) See note (2) to the Option Grants table above.

(3) See note (9) to the Option Grants table above.

(4) See note (10) to the Executive Compensation table above.

(5) See note (12) to the Executive Compensation table above.

(6) See note (13) to the Executive Compensation table above.

REPRICING OF OPTIONS

     Option repricing and reissuance. The following table summarizes all repricing, cancellation or reissuance of stock options previously granted to any executive officers, including the Named Executive Officers, during the fiscal year ended on December 31, 1998.

                                            NUMBER OF                                                  LENGTH OF
                                           SECURITIES                                                   ORIGINAL
                                           UNDERLYING                         EXERCISE                OPTION TERMS
                                             OPTIONS      MARKET PRICE OF     PRICE AT                REMAINING AT
                                          REPRICED/SARS    STOCK AT TIME      TIME OF        NEW        DATE OF
                                           REPRICED OR    OF REPRICING OR    PRICING OR    EXERCISE   REPRICING OR
            NAME                 DATE        AMENDED       AMENDMENT($)     AMENDMENT($)   PRICE($)    AMENDMENT
            ----               --------   -------------   ---------------   ------------   --------   ------------
Dr. Rajendra Singh...........        --           --              $--         $--              $--     $       --
J. Michael Bonin.............  12/11/98       62,000            3.75            9.70         5.00       86 months
Richard Hozik................        --           --              --           --           --                 --
Donald R. Rose...............        --           --              --           --           --                 --
Stuart P. Lawson.............  12/11/98        3,334            3.75           16.00         5.00       93 months
                                               5,000            3.75           18.00         5.00       97 months
                                              10,000            3.75           18.125        5.00      112 months
Peter A. Deliso..............  12/11/98       77,500            3.75            9.70         5.00       86 months
Michael S. McNelly...........  12/11/98       50,000            3.75            8.50         5.00      117 months
Dr. Geoffrey S. Carroll(1)...   10/5/98       90,000            3.00                 (2)    12.625             (2)
                                             105,000            3.00                 (2)    18.64              (2)
Piyush Sodha(3)..............        --           --              --           --           --                 --
Gerard L. Vincent(4).........        --           --              --           --           --                 --
Frank Navarrete(5)...........        --           --              --           --           --                 --

---------------
(1) Dr. Carroll resigned as Chief Executive Officer on October 5, 1998.

(2) Pursuant to his Resignation Agreement, Dr. Carroll's options under his original employment agreement were canceled and the options listed in this table, at different exercise prices and different expiration periods, were issued. See "Employment Agreements," below for a description of the terms of the options granted to Dr. Carroll under his original employment agreement.

(3) Mr. Sodha served as Chief Executive Officer until January 19, 1998.

(4) Mr. Vincent served as Group Vice President, Services until August 31, 1998.

(5) Mr. Navarrete served as Senior Vice President, Business Development until April 15, 1999.

  Report on Option Repricing

     On December 11, 1998 the Compensation and Stock Option Committee determined that, as result of declines in the market price of the Class A Common Stock, many employees, including the Company's executives, held options at prices that limited their effectiveness as a tool for employee retention and as a long-term incentive. After considering the matter, the committee voted to decrease to $5.00 the per share exercise price of all outstanding options under the Employee Plan having a per share exercise price in excess of $5.00 (except for options for to purchase an aggregate of 328,650 shares held by seven (7) individuals, including Dr. Carroll). The closing price of the Class A Common Stock on the Nasdaq National Market on the day preceding the repricing was $3.63. All other terms of these options remain unchanged.

     The repricing affected outstanding options to purchase 887,000 shares, including options to purchase 62,000 shares, 77,500 shares, 18,334 shares and 50,000 shares held by Messrs. Bonin, Deliso, Lawson and McNelly, respectively, and options to purchase 20,000 shares held by Mr. Ein.

                                   Respectfully submitted,

                                   COMPENSATION AND STOCK OPTION COMMITTEE

                                   Dr. Arno A. Penzias, Chairperson
                                   Mark D. Ein
                                   Dr. Rajendra Singh

EMPLOYMENT AGREEMENTS

     Dr. Geoffrey S. Carroll. Effective October 5, 1998, Dr. Geoffrey S. Carroll resigned from his position as President and Chief Executive Officer of the Company. Pursuant to an agreement entered into by Dr. Carroll and the Company on that date, which supersedes Dr. Carroll's then-existing employment agreement with the Company (the "Resignation Agreement"), Dr. Carroll performs advisory services for the Company as requested by the Chairperson of the Company from time to time. The term of the Resignation Agreement is one year and the Company will pay Dr. Carroll the aggregate amount of $400,000 (the "Advisory Service Fee"), plus reimbursement of reasonable out-of-pocket expenses, for his advisory services. In the event of termination of Dr. Carroll's services as a result of his death, his disability, termination by the Company for cause or termination by Dr. Carroll, the Company is obligated to pay the portion of the Advisory Service Fee which accrued through the date of such termination. In the event of termination of Dr. Carroll's services without cause, the Company is obligated to pay the Advisory Service Fee through the earlier of October 5, 1999 or the date on which Dr. Carroll commences other employment.

     Dr. Carroll is not entitled to participate in any of the Company's benefit plans, except with the respect to the stock options described below. Dr. Carroll, in turn, has agreed to reimburse the Company for certain expenses paid on his behalf during his employment and has assumed the remaining obligations under an apartment lease entered into by the Company on his behalf. In addition, among other things, Dr. Carroll is obligated to maintain the confidentiality of all confidential information of the Company disclosed to him and, subject to certain exceptions, to refrain from competing with the Company until October 5, 1999.

     Pursuant to the Resignation Agreement, the options granted to Dr. Carroll under the Employee Plan at the time he commenced his employment with the Company were terminated except as to an option to purchase up to 90,000 shares of Class A Common Stock at a per share exercise price of $12.625 and an option to purchase up to 105,000 shares of Class A Common Stock at a per share exercise price of $18.84. The foregoing options are exercisable currently and will expire on October 5, 1999. Under his former employment agreement and related stock option agreement with the Company, Dr. Carroll was granted ten-year options under the Employee Plan to purchase (i) up to 450,000 shares of Class A Common Stock at a per share exercise price of $12.65 and (ii) up to an additional 525,000 shares of Class A Common Stock divided into five equal series of 105,000 shares with increasing per share exercise prices, with the first series at $18.84, the second series at $21.85, the third series at $25.35, the fourth series at $29.40 and the fifth series at $34.10. All of the foregoing options would have expired on January 15, 2008, subject to earlier expiration in certain circumstances.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     On May 20, 1997, the Board of Directors adopted the following compensation policy prepared by the Compensation Committee:

                         EXECUTIVE COMPENSATION POLICY

  Policy Purpose

     To facilitate the recruitment, retention and motivation of the President and Chief Executive Officer, the Senior Vice Presidents, the Vice Presidents and such other persons the determination of whose compensation the Board of Directors shall determine (each of the foregoing, an "Executive") will be covered by this policy (the "Executive Compensation Policy") in ways consistent with the enhancement of shareholder value, service quality and employee satisfaction.

  Compensation Elements

     Executive compensation includes four principal elements: (i) base salary;
(ii) employee benefits; (iii) annual incentive compensation; and (iv) equity participation (the "Principal Elements").

  Criteria for Determination of Executive Compensation

     In determining each of the Principal Elements of each Executive's compensation, as well as the overall compensation package thereof; the following criteria shall be considered by the persons responsible for recommending or approving such compensation (each a "Reviewer"): (i) the compensation awarded to executives with comparable titles and responsibilities to those of such Executive by companies in the wireless telecommunications industry (or, to the extent information is not available, in comparable industries) whose revenues and earnings are comparable to those of the Company (the "Comparable Companies"), as reported by reliable independent sources; (ii) the results of operations of the Company during the past year, on an absolute basis and compared with the Company's targeted results for such year as well as with the results of the Comparable Companies, as reported by reliable independent sources; (iii) the performance of such Executive during the past year, on an absolute basis and as compared with the performance targets set by the Company for such Executive for such year and the performance of the other Executives of the Company during such year and (iv) any other factor which the Reviewers determine to be relevant. The weight to be given to each of the foregoing criteria shall be determined by the Reviewers in the exercise of reasonable judgment in accordance with the purposes of this Executive Compensation Policy and may vary from time to time or from Executive to Executive.

     Also at its May 20, 1997 meeting, the Board of Directors adopted implementation guidelines with respect to the Executive Compensation Policy. In particular, on an annual basis, the Compensation Committee reviews the compensation paid to the President and Chief Executive Officer of the Company and, taking into account each factor set forth in the Executive Compensation Policy set forth above, submits to the Board of Directors its recommendation regarding the compensation to be paid to the President and Chief Executive Officer following a review of such recommendation, the Board of Directors will take such action regarding such compensation, consistent with the Executive Compensation Policy as it deems appropriate. With regard to the compensation paid to each Executive other than the President and Chief Executive Officer, the Board empowered the President and Chief Executive Officer to review, on an annual basis, the compensation paid to each Executive during the past year and, taking account each factor set forth in the Executive Compensation Policy, and to submit to the Board of Directors his recommendations regarding the compensation to be paid to such persons during the next year and following a review of such recommendations, the Compensation Committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate.

     Compensation arrangements during the Company's 1998 fiscal year were determined in accordance with the Executive Compensation Policy and the May 20, 1997 Board of Directors' implementation guidelines, except that Dr. Rajendra Singh, the Company's Interim President and Chief Executive Officer, has agreed to serve in such capacity without compensation.

                                   Respectfully submitted,

                                   COMPENSATION AND STOCK OPTION COMMITTEE

                                   Dr. Arno A. Penzias, Chairperson
                                   Mark D. Ein
                                   Dr. Rajendra Singh

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Rajendra Singh, Chairperson of the Board of Directors and a member of the Compensation Committee, is Chairman of the Members Committees of Telcom Ventures and RF Investors. As of March 23, 1999, RF Investors owned approximately 54.3% of the outstanding Common Stock, Telcom Ventures owned 99% of the outstanding interests in RF Investors and Dr. Singh and members of his family and certain family trusts beneficially owned 75% of the outstanding interests in Telcom Ventures.

  Corporate Opportunity

     Concurrently with the Offering, the Company and Telcom Ventures, RF Investors, Cherrywood, Dr. Rajendra Singh, Neera Singh, certain Singh family trusts (the five immediately foregoing persons and entities being collectively referred to as the "Singh Family Group") and the Carlyle Investors (all of the foregoing, together with their respective successors or members of their immediate family, the "Telcom Ventures Group") entered into an Intercompany Agreement. Under the Intercompany Agreement, Telcom Ventures, RF Investors, Cherrywood and the Singh Family Group have agreed that, until the earlier of (i) the date on which the Telcom Ventures Group no longer possesses voting control of the Company or (ii) the occurrence of certain termination events specified in the 1993 Formation Agreement among the members of the Telcom Ventures Group (the "Formation Agreement"), none of them will, directly or indirectly, participate or engage, other than through the Company, in any of the Company's traditional business activities, defined as (i) the provision of cellular radio frequency engineering and network design services to the wireless telecommunications industry, (ii) the provision of program management services or deployment or construction related consulting services to the wireless telecommunications industry and (iii) the manufacture, sale, license, distribution or servicing of any radio network planning software tools or drive test field measurement and analysis equipment which are used by the Company in connection with the Company services described in the foregoing clauses (i) or (ii). The foregoing prohibition does not apply to services provided to third parties in which any member of the Telcom Ventures Group holds or is considering the acquisition of an investment where the provision of services is incidental to such member's investment or to the ownership by any member of the Telcom Ventures Group of up to 5% of the outstanding securities of any entity as long as no member of the Telcom Ventures Group participates in the management of such entity. Under the Intercompany Agreement, each of the Carlyle Investors (but not its affiliates) has also agreed not to invest in any entity whose primary business is to compete with the Company in its traditional business activities (excluding the program management and towers businesses) until the earlier of (i) the date on which such Carlyle Investor no longer owns directly or indirectly, an interest in the Company or (ii) the occurrence of certain termination events specified in the Formation Agreement.

     In consideration of the foregoing agreements of the Telcom Ventures Group, the Company has agreed that, if any opportunity to invest in or acquire a third party the value of which could reasonably be deemed to exceed $1 million (an "Investment Opportunity") is presented to the Company that it wishes to refer to a third party, the Company must give written notice to Telcom Ventures of such Investment Opportunity. Telcom Ventures has five business days following its receipt of the notice to inform the Company of its desire to pursue the Investment Opportunity. If Telcom Ventures does not wish to pursue the Investment Opportunity, or fails to provide timely notice to the Company of its interest, the Company may refer the Investment Opportunity to any third party.

  Advances To and From Telcom Ventures and Related Parties

     Immediately following the Offering, the Company made a loan of $3.5 million to Telcom Ventures from proceeds of the Offering to assist Telcom Ventures in paying certain taxes due in connection with the MCI Note Assumption (as defined below). The loan is repayable over five years, with equal annual principal payments over the term of the loan. Interest accrues at the rate of LIBOR plus 1.75% and is payable annually. The loan constitutes senior indebtedness of Telcom Ventures. Upon the sale by Telcom Ventures or any of its affiliates (defined as each entity controlling, controlled by or under common control with, Telcom Ventures, each natural person that controls Telcom Ventures and each member of Telcom Ventures as of the date of the loan) of shares of Common Stock resulting in Telcom Ventures and such affiliates, in the aggregate, owning less than 25% of the outstanding Common Stock, the Company may declare the loan to be due and payable. In each of November 1997 and October 1998, the Company received payments of approximately $1.0 million from Telcom Ventures representing payment of $0.7 million in principal and approximately $0.3 million in interest under the terms of this note.

     On January 28, 1999, the Company entered into a $5.0 million convertible promissory note with Telcom Ventures. Under the terms of the note, the entire principal balance and accrued interest at a rate of 9% per annum is due on April 30, 2000, or upon the occurrence of certain events such as the sale of all or substantially all of the assets of the Company. At anytime from August 1, 1999, either Telcom Ventures or the Company may convert the then outstanding principal and accrued, but unpaid, interest into shares of Class A Common stock of the Company based on a conversion price of $6.22 per share, subject to adjustment for stock split, stock dividend, recapitalization or other events. Payments of principal under the promissory note are subordinated to payments by the Company under its amended and restated credit facility with The Chase Manhattan Bank (the "Credit Facility").

  Guaranty of the Credit Facility

     Dr. Rajendra Singh has guaranteed the payment and performance obligations of the Company under the Credit Facility, up to a maximum amount of $12.5 million plus interest thereon. The Credit Facility consists of a revolving loan and letter of credit facility in an aggregate principal amount not to exceed $20 million for the Company and $2.5 million for the Company's subsidiary, LCC Europe AS. The maximum amount available for drawing under the Credit Facility is the sum of (i) the lesser of $10 million or 85% of the amount of the Company's receivables which are deemed "eligible" as a basis for obtaining credit and (ii) an aggregate amount, not to exceed $12.5 million, to the extent that Dr. Rajendra Singh has deposited specified collateral with the lenders. Dr. Singh is not contractually committed to provide any such collateral.

  Credit Support

     In March, 1999, Telcom Ventures signed a letter stating its intent to provide the Company with funding to cover any cash shortfalls the Company may have during 1999, in an amount not to exceed $12.5 million less the sum of amounts drawn under the Credit Facility in excess of $10 million plus amounts received through additional financings or the sale of the Company's products businesses. This assurance is subject to the satisfaction of certain conditions, including reaching agreement with the Company on applicable financing documents, and will apply only as long as Telcom Ventures directly or indirectly owns at least 40% of the Company's outstanding common stock, other than stock issued to MCI upon conversion of notes issued to MCI into Class A Common Stock (see "Certain Relationships and Related Transactions," below).

  Registration Rights

     Concurrently with the Offering, the Company, RF Investors and MCI entered into a Registration Rights Agreement relating to the Class A Common Stock issuable upon conversion of Class B Common Stock or upon conversion of the outstanding indebtedness of the Company to MCI. Under the Registration Rights Agreement, RF Investors and MCI have certain "demand" rights to require the Company to register their Common Stock for sale and may register shares on a "piggyback" basis in connection with most registered public offerings of securities of the Company.

  Provision of Services and Products to Telcom Ventures and Parties Related Thereto

     The Company provides engineering services and software products to Telcom Ventures and various other companies owned, in part, by Telcom Ventures or its members. On October 5, 1998, the Company and Telcom Ventures entered into a Software License Agreement. In 1998, Telcom Ventures paid the Company $400,000 under the Software License Agreement and $200,000 under a services agreement. Revenues earned during 1997 and 1998 for such services and products were approximately $1.5 million and $750,000, respectively. Trade accounts receivable from these related parties for the services and products were $811,000 at December 31, 1997 and $164,000 at December 31, 1998.

     Concurrently with the Offering, the Company and Telcom Ventures entered into an Overhead and Administrative Services Agreement. Pursuant to the Overhead and Administrative Services Agreement, certain management personnel and other employees of the Company provide certain administrative services, principally related to human resource management functions and, until the first quarter of 1997, to administration of accounts payable and accounts receivable systems and provisions of general office support services, to Telcom Ventures and, until the first quarter of 1998, Telcom Ventures subleased office space from the Company. Telcom Ventures is obligated to pay the Company a monthly fee for such administrative services and office space based on a reasonable estimate of the Company's cost of providing same. While this agreement is not the result of arm's length negotiations, it is designed to reimburse the Company for its costs in providing such services (including costs of personnel), and the Company believes that the terms of such agreements are reasonable. Telcom Ventures paid the Company approximately $115,000 in January 1997 and approximately $85,000 in March 1998 pursuant to the Overhead and Administrative Services Agreement.

COMPARATIVE STOCK PERFORMANCE

     The following chart sets forth comparative information regarding the Company's cumulative stockholder return on its Class A Common Stock since its initial public offering completed in September 1996. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative stockholder return based on an investment of $100 at September 25, 1996 when the Company's Class A Common Stock was first traded on the Nasdaq National Market at its closing price of $20.25 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded companies which are principally in the consulting and/or telecommunications products and services business (the "Companies") during that same period. As of December 31, 1998, the Companies that constituted the peer group consisted of: Computer Sciences Corporation, Alternative Resources Corporation, American Management Systems, Incorporated, Computer Horizons Corp., Technology Solutions Company, Ciber, Inc., Allen Telecom Inc. and Salient 3 Communications Inc.

                COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN*
 AMONG LCC INTERNATIONAL, INC., THE NASDAQ STOCK MARKET -- US INDEX AND A PEER

                                            'LCC                                 'NASDAQ STOCK
                                    INTERNATIONAL, INC.'     'PEER GROUP'       MARKET (U.S.)'
'9/25/96'                                   100                   100                 100
'9/96'                                       91                   102                 100
'12/96'                                      93                   106                 105
'3/97'                                       46                    83                  99
'6/97'                                       79                   101                 118
'9/97'                                      109                   104                 138
'12/97'                                      73                   115                 129
'3/98'                                       99                   142                 151
'6/98'                                       93                   153                 155
'9/98'                                       24                   120                 141
'12/98'                                      19                   144                 181

      * $100 invested on 9/25/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities. For a description of certain other transactions, see "Compensation Committee Interlocks."

  The Merger

     Pursuant to the Merger, the Company is required to indemnify Telcom Ventures, RF Investors, Cherrywood, the Carlyle Investors and TC Group against any liability for obligations and liabilities associated with the Limited Liability Company's operations.

  Carlyle Option Designee Stock Options

     The Company has reserved 85,000 shares of Class A Common Stock (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction) for issuance pursuant to options to be granted to a designee of the Carlyle Investors (the "Carlyle Option Designee Stock Options"). The option exercise price for the Carlyle Option Designee Stock Options will be 100% of the fair market value of the Class A Common Stock on the date of grant of the option. TC Group was granted an initial option to purchase 25,000 shares of Class A Common Stock in connection with the Offering. A TC Group designee was granted a further option to purchase 15,000 shares of Class A Common Stock on September 24, 1997 at an exercise price of $20.125. The September 24, 1997 options vested immediately and are for a term of five years. TC Group or one or more other designees of the Carlyle Investors were granted an additional option to purchase 15,000 shares of Class A Common Stock on September 24, 1998, and will be granted an additional option to purchase 15,000 shares of Class A Common Stock on each of September 24, 1999 and 2000. Options granted vested immediately. The options will expire no later than the fifth anniversary of the date of grant.

  The Exchangeable Notes, MCI Note Assumption, MCI Conversion

     In June 1994 the Limited Liability Company and Telcom Ventures entered into a Note Purchase Agreement with a then unrelated third party, MCI, which provided for the issuance of a $20 million subordinated note by the Limited Liability Company (the "LCC Note") and of a $30 million subordinated note by Telcom Ventures (the "Telcom Ventures Note") to MCI in return for cash in such amounts. The LCC Note and the Telcom Ventures Note (collectively, the "Exchangeable Notes") are exchangeable, at certain times, consisting of 45 day periods commencing in June (at the option of MCI) and August (at the option of the Company) of 1997, 1998, and 1999, into 2,841,099 shares of Class A Common Stock. Payment under the Exchangeable Notes is subordinated to payment by the Company under the Credit Facility (see "Compensation Committee and Interlocks and Insider Participation," above).

     The Exchangeable Notes are both due June 28, 2000. The Exchangeable Notes each bear interest at a rate equal to 4.4% per annum, payable semiannually. Immediately prior to the Merger, the Telcom Ventures Note was assumed by the Limited Liability Company (the "MCI Note Assumption"), and the $30 million principal repayment obligation and interest thereon became the sole obligation of the Limited Liability Company and, following the Merger, the sole obligation of the Company.

     Since January 1, 1997, the Company has paid MCI approximately $2.2 million in interest under the Exchangeable Notes. The Company is considering exercising its option in August, 1999 to cause the Exchangeable Notes to be converted into 2,841,099 shares Class A Common Stock. This could result in a significant taxable gain to the Company.

  Certain Relationships Between Cherrywood and the Carlyle Investors Affecting the Company

     The RF Investors and Telcom Ventures limited liability company agreements provide that, for as long as the Carlyle Investors collectively own at least 5% of the total membership interests of Telcom Ventures, Telcom Ventures shall vote any and all shares of the Company held by it, and shall cause RF Investors to vote any and all shares held by it, from time to time: (i) to elect as directors of the Company up to two persons recommended by the Carlyle Investors and (ii) not take any of the following actions without the consent of the Carlyle
Investors: (a) approve any amendment to the Certificate of Incorporation or the Bylaws of the Company; (b) approve the incurrence by the Company of any debt (or the granting of security relating to the incurrence of debt) if as a result of such incurrence, the debt to equity ratio of the Company exceeds 6:1, or, if as a result of such debt incurrence, the total outstanding debt of the Company exceeds $50 million plus or minus, as the case may be, the cumulative net income or net losses of the Company after January 1994; (c) approve any new affiliated party transactions in excess of $150,000 or of modifications to existing transactions, subject to certain limited exceptions; (d) approve appointment of independent accountants of the Company other than one of the "big five" accounting firms; or (e) approve certain events relating to bankruptcy or insolvency of the Company.

     The RF Investors and Telcom Ventures limited liability company agreements provide for various rights of the Carlyle Investors to cause the distribution to the Carlyle Investors of Common Stock held by RF Investors. Following the third anniversary of the closing of the Offering, the Carlyle Investors will have the right to cause the distribution to the Carlyle Investors (by RF Investors and then Telcom Ventures), of up to the Carlyle Investors' indirect proportionate interest in the shares of Common Stock then held by RF Investors which is in excess of 10% of the Common Stock then outstanding (treating Class A Common Stock and Class B Common Stock as a single class of Common Stock for this purpose). The Carlyle Investors' initial indirect proportionate interest in RF Investors is 25%, which interest will be recalculated following any non-proportional distribution to the Carlyle Investors. Following the fifth anniversary of the closing of the Offering, the Carlyle Investors will have the right to cause the distribution to the Carlyle Investors (by RF Investors and then Telcom Ventures), of up to the full amount of the Carlyle Investors' then indirect proportionate interest in the shares of Common Stock, so long as the Common Stock remaining held by RF

Investors would leave RF Investors with at least 51% of the voting power of the Common Stock then outstanding. Upon the first distribution to the Carlyle Investors, the Carlyle Investors will have the right to exercise one of the three rights held by RF Investors to demand registration of shares of Common Stock under the Securities Act of 1933. The ability of the Carlyle Investors to require distributions of Class A Common Stock or demand a registration thereof would be subject to a determination by an investment banker reasonably acceptable to RF Investors and the Carlyle Investors that such action would not materially adversely impact the market for the Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and certain beneficial holders of common stock to file reports about their ownership of the Company's Class A Common Stock. Based solely on its review of the copies of such reports furnished to the Company by its directors and officers during and with respect to the year 1998, the Company is aware of no reports submitted on an untimely basis.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

     KPMG LLP (formerly KPMG Peat Marwick LLP) has been the Company's independent auditor since the formation of the Limited Liability Company in 1994. The selection of KPMG LLP has been ratified by the stockholders in all Annual Meetings since such engagement. The Company has selected KPMG LLP for the current year, and has proposed that the stockholders of the Company ratify this selection during the 1999 Annual Meeting. It is expected that representatives of KPMG LLP will be present at the 1999 Annual Meeting to make a statement if they so desire or to respond to appropriate questions.

     Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as the principal accountant of the Company KPMG LLP.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANT.

                  DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
                       TO BE INCLUDED IN PROXY MATERIALS

     Any proposal or proposal intended to be presented by any stockholder at the 2000 Annual Meeting of Stockholders must be received by the Company by January 24, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require the Company to include in the proxy statement and the proxy relating to the 2000 Annual Meeting of Stockholders any stockholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

                        OTHER BUSINESS TO BE TRANSACTED

     As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors
                                          /s/ PETER A. DELISO

                                          PETER A. DELISO
                                          Secretary

McLean, Virginia
April 30, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 ACCOMPANIES THIS PROXY STATEMENT.

                                REVOCABLE PROXY

                            LCC INTERNATIONAL, INC.

                  ANNUAL MEETING OF STOCKHOLDERS MAY 19, 1998

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder hereby appoints Dr. Geoffrey S. Carroll and Mr. Richard Hozik, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Tuesday, May 19, 1998 at 10:00 a.m. (eastern daylight time) at the Sheraton Premiere at Tysons Corner, 8661 Leesburg Pike, Vienna, Virginia 22182, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the following matters:

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 17, 1998 and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

            (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            LCC INTERNATIONAL, INC.

                                  MAY 25, 1999

                / PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED /

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



                        FOR all nominees
                        listed at right (except
                           as marked to the      WITHHOLD AUTHORITY
                           contrary below)      to vote for all nominees
                                                 listed at right
PROPOSAL ONE:
   Election of the                [ ]                 [ ]      Nominees:   Steven J. Gilbert
   Board of Directors                                                      Mark D. Ein
   (five persons):                                                         Dr. Arno A. Penzias
                                                                           Dr. Rajendra Singh
                                                                           Neera Singh


(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name at right.)



                                                             FOR    AGAINST   ABSTAIN
PROPOSAL TWO:   Proposal to ratify the appointment of        [ ]      [ ]       [ ]
   KPMG LLP as the independent
   auditors of the Company for the fiscal
   year ending December 31, 1999;

In their discretion, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof, in accordance with the recommendations of a majority of the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

        If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

I PLAN TO ATTEND THE MAY 25, 1999 ANNUAL STOCKHOLDERS MEETING  [ ]

                                                                                                          Date:             , 1999
-----------------------------------------------------                                                           -----------
SIGNATURE OF STOCKHOLDER OR AUTHORIZED REPRESENTATIVE

NOTE: Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.